UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange

Act of 1934

Date of Report (Date of Earliest Event Reported):

May 30, 2014

MEASUREMENT SPECIALTIES, INC.

(Exact name of registrant as specified in its charter)

New Jersey	1-11906	22-2378738
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1000 Lucas Way, Hampton, VA 23666

(Address of principal executive offices) (Zip Code)

(757) 766-1500

Registrant's telephone number, including area code

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 30, 2014, Measurement Specialties, Inc. (the “Company”), pursuant to a stock purchase agreement, completed the acquisition of the capital stock of Wema System AS (“Wema”), a leader in the development, manufacture and supply of fuel and AdBlue/DEF level and quality sensors for heavy duty vehicles (both on- and off-road), for approximately $114.5 million in cash, subject to certain adjustments described in the stock purchase agreement. The stock purchase agreement contains customary representations, warranties and indemnification rights and obligations of the parties. The description of the purchase agreement set forth above is qualified in its entirety by the full text of that agreement, a copy of which is filed herewith as Exhibit 99.2 and is incorporated by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information required by this Item is included in Item 1.01 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired: The financial statements required by this item will be filed by amendment to this Current Report on Form 8-K with 71 days after June 5, 2014, the date of this report was require to have been filed.
(b)	Pro forma Financial Information: The pro forma financial statements required by this item will be filed by amendment to this Current Report on Form 8-K with 71 days after June 5, 2014, the date of this report was require to have been filed.
(d)	Exhibits.

The following exhibit is filed as part of this report:

99.1	Press release issued by Measurement Specialties, Inc., dated June 2, 2014.
99.2	Stock Purchase Agreement dated May 30, 2014 by and between NSH START II NR. 162 AS (under name change to MEAS Norway AS) and Wema Group Holding AS.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Measurement Specialties, Inc.
(Registrant)

/s/ Mark Thomson
Mark Thomson
Chief Financial Officer

Date: June 2, 2014